Exhibit 99.1

Clearwater Paper Reports First Quarter 2009 Results

SPOKANE, Wash.--(BUSINESS WIRE)--April 30, 2009--Clearwater Paper Corporation (NYSE:CLW) today reported financial results for the first quarter ended March 31, 2009.

This news release represents the first full quarter reporting for Clearwater Paper Corporation as a stand-alone company. As previously announced, Clearwater Paper Corporation was spun-off from Potlatch Corporation on December 16, 2008. Clearwater Paper is comprised of Potlatch’s former pulp-based manufacturing businesses and the Lewiston, Idaho, lumber mill.

First Quarter 2009 Financial Summary

The company reported net earnings for the first quarter of 2009 of $13.6 million, or $1.19 per diluted common share, compared to net earnings of $2.2 million, or $0.20 per diluted common share for the first quarter of 2008. Significantly higher earnings for the Consumer Products segment were partially offset by lower results from the Pulp and Paperboard and Wood Products segments.

The Consumer Products segment had excellent results for the first quarter, primarily due to a continuation of higher net selling prices and improved productivity, coupled with favorable pulp, freight and energy costs. These improvements were partially offset by higher costs for petroleum-based packaging supplies and chemicals.

The Pulp and Paperboard segment had lower operating income in the first quarter of 2009 compared to the first quarter of 2008 due primarily to a decrease in paperboard and pulp shipments, and a decline in pulp net selling prices. The company continued to see weakening in pulp prices, but higher paperboard pricing. This segment experienced some cost relief for wood fiber, freight and energy. Partially offsetting these improvements were higher repair and maintenance costs.

The Wood Products segment continued to experience extremely weak market conditions in the first quarter of this year. Lower shipments and a decline in net selling prices were partially offset by lower log and other conversion costs. Because of the poor market conditions, the company’s Lewiston lumber mill continued to operate at reduced production levels during the quarter.

First Quarter 2009 Business Segment Performance

Consumer Products

Operating income for the first quarter of 2009 was $29.1 million compared with operating income of $3.5 million for the first quarter of 2008. Net sales of $136.2 million for the quarter were 11% higher than first quarter 2008 net sales of $123.0 million.

  The increase in net sales was attributable to 7% higher selling prices and a 5% sales mix improvement when compared to the first quarter of 2008. Tons shipped during the quarter were down slightly when compared with tons shipped in the prior year’s first quarter; however, on a case basis, the company shipped approximately 69,000 more cases during the most recent quarter.
  Excellent production in papermaking and converting, coupled with lower input costs for pulp, freight and energy, contributed to the significantly higher operating income during the first quarter compared to the same period in 2008.

Pulp and Paperboard

Operating income for the first quarter of 2009 was $8.4 million compared to operating income of $10.9 million for the first quarter of 2008. Net sales of $153.3 million for the quarter were 14% lower than first quarter 2008 net sales of $177.8 million.

  Operating income for the quarter was favorably affected by a 13% higher average net selling price for paperboard, but was partially offset by a 30% decline in pulp net selling prices compared to the same period in 2008.
  Lower paperboard and pulp shipments coupled with the decline in pulp net selling prices more than offset the higher paperboard net selling prices, resulting in the overall decline in net sales compared to the same period in 2008.
  Operating income for the quarter was favorably affected by lower input costs for wood fiber, freight, and energy compared to the same period in 2008.
  Significantly higher repair and maintenance costs of $4.5 million during the quarter compared to the same period in 2008 were attributable to accelerating a portion of the major maintenance work at the Idaho pulp and paperboard mill and other normal maintenance work performed at both the Idaho and Arkansas mills. Due to softer-than-expected order backlogs, a portion of the major maintenance work at the Idaho mill originally scheduled for the third quarter of this year was moved up to late March and early April. The major maintenance costs during the quarter were $1.5 million, with $1.8 million expected to be spent in April. The remainder of the major maintenance for the segment is expected to occur in the third quarter at an estimated cost of $5.8 million.

Wood Products

Operating loss for the first quarter of 2009 was $6.2 million compared to an operating loss of $4.4 million for the first quarter of 2008. Net sales of $12.4 million for the quarter were 45% lower than first quarter 2008 net sales of $22.8 million.

  Overall lumber net selling prices fell by 21% in the quarter compared to the first quarter of 2008 due to unfavorable pricing and a lower percentage of high-value cedar product sales.
  Shipment volumes declined by 31% during the quarter compared to the same quarter in 2008.
  Saw log costs were lower in the quarter due to lower log prices and log mix, which partially offset the negative performance comparison to the first quarter of 2008.

Corporate and Eliminations Expenses

Corporate and eliminations expenses for the first quarter of 2009 were $6.1 million compared to $3.3 million for the first quarter of 2008. This increase was due largely to higher corporate administration expenses in 2009 associated with being a separate, publicly traded company.

Outlook

“We are pleased with the operational and financial performance of our Consumer Products segment. Although the Pulp and Paperboard segment has held up relatively well to this point, we are now seeing signs of significantly weaker-than-normal paperboard backlogs. Not unlike others in the wood products business, we are continually monitoring our lumber mill’s overall contribution to the company’s earnings,” said Gordon Jones, president, chief executive officer and director.

The Company is registered with the Internal Revenue Service as an alternative fuel mixer. As a result, the Company believes it is eligible for a refundable tax credit equal to $0.50 per gallon of alternative fuel, including black liquor, used in a mixture with diesel fuel to produce energy at its Lewiston, Idaho and Cypress Bend, Arkansas pulp and paperboard mills. The Company has not yet received a payment, but expects that the tax credit refund generated for the period from late January through February 2009 covered by its initial application for the refundable credit will be approximately $16.7 million.

The Company has applied for additional alternative fuel mixture tax credits in connection with its use of black liquor. On an annual basis the Company anticipates using 300 to 400 million gallons of black liquor as an alternative fuel in a mixture with diesel fuel in its recovery boilers. The Company’s results of operations and cash flows for the first quarter of 2009 do not include any amounts in connection with its application for refundable alternative fuel mixture tax credits. The alternative fuel mixture tax credit is currently set to expire on December 31, 2009.

Conference Call Information

A live audio Web cast and conference call will be held today, Thursday, April 30, 2009 at 8 a.m. Pacific time (11 a.m. Eastern time). Investors may access the conference call by dialing 877-879-6207 (for U.S./Canada investors) or 719-325-4791 (for international investors). The audio Web cast may be accessed on the company’s Web site at http://ir.clearwaterpaper.com/events.cfm. An accompanying presentation will be available for downloading from http://ir.clearwaterpaper.com/events.cfm at 7:00 a.m. Pacific time (10:00 a.m. Eastern time). The Web cast will be audio only. Investors are recommended to download the accompanying presentation prior to the call.

For those unable to participate in the call, an archived recording will be available through the Clearwater Paper Corporation Web site at www.clearwaterpaper.com under “Investor Relations” following the conference call.

About Clearwater Paper

Clearwater Paper manufactures premium consumer tissue, high-quality bleached paperboard and wood products at six facilities across the country. The company is a premier supplier of private label tissue to major retail grocery chains, and also produces bleached paperboard used by quality-conscious printers and packaging converters. Clearwater Paper's 2,400 employees build shareholder value by developing strong customer partnerships through quality and service.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 as amended, including statements regarding future company and segment operating and financial performance, product demand and prices, maintenance costs and schedule, the availability of alternative fuel tax credits and the direction of markets. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, changes in the United States and international economies; changes in raw material availability and costs; cyclical industry conditions; loss of a large consumer products segment customer; competitive pricing pressures for the company’s products; changes in freight costs and disruptions in transportation services; unanticipated manufacturing disruptions; changes in general and industry-specific environmental and tax laws and regulations; unforeseen environmental liabilities or expenditures; labor disruptions; inability to refinance or pay indebtedness due to debt structure; inability to implement corporate strategies; and other risks and uncertainties described from time to time in the company’s public filings with the Securities and Exchange Commission. The company does not undertake to update any forward-looking statements.

Clearwater Paper Corporation
Statements of Operations
Unaudited (Dollars in thousands - except per-share amounts)

	Three Months Ended
	March 31,
	2009	2008
Net sales	$286,700	$307,437
Costs and expenses:
Cost of sales	245,645	288,105
Selling, general and administrative expenses	15,830	12,734
	261,475	300,839
Earnings before interest and income taxes	25,225	6,598
Interest expense, net	(3,563)	(3,250)
Earnings before income taxes	21,662	3,348
Income tax provision	8,015	1,102
Net earnings	$13,647	$2,246
Net earnings per common share:
Basic	$1.20	$0.20
Diluted	1.19	0.20
Average shares outstanding (in thousands):
Basic	11,355	11,355
Diluted	11,514	11,355

Clearwater Paper Corporation
Condensed Balance Sheets
Unaudited (Dollars in thousands)

	March 31,	December 31,
	2009	2008
Assets
Current assets:
Cash and short-term investments	$15,829	$14,018
Receivables, net	95,052	104,030
Inventories	160,261	154,351
Deferred tax assets	14,772	14,772
Prepaid expenses	5,872	2,408
Total current assets	291,786	289,579
Land	4,729	4,729
Plant and equipment, at cost less accumulated depreciation	377,386	385,138
Other assets	4,512	3,820

	$678,413	$683,266
Liabilities and Stockholders' Equity
Current liabilities:
Notes payable	$140,000	$150,000
Accounts payable and accrued liabilities	109,076	125,557
Total current liabilities	249,076	275,557
Liability for pensions and other postretirement employee benefits	222,854	221,649
Other long-term obligations	3,645	3,234
Deferred taxes	6,312	1,837
Accumulated other comprehensive loss	(124,949)	(126,149)
Stockholders' equity excluding accumulated other comprehensive loss	321,475	307,138

	$678,413	$683,266

Clearwater Paper Corporation
Segment Information
Unaudited (Dollars in thousands)

	Three Months Ended
	March 31,
	2009	2008
Segment net sales:
Consumer Products	$136,152	$123,008

Pulp and Paperboard:
Paperboard	138,023	151,230
Pulp	15,274	26,252
Other	37	298
	153,334	177,780
Wood Products	12,412	22,754
	301,898	323,542
Elimination of intersegment sales	(15,198)	(16,105)

Total segment net sales	$286,700	$307,437

Operating income (loss):
Consumer Products	$29,136	$3,481
Pulp and Paperboard	8,370	10,851
Wood Products	(6,161)	(4,414)
	31,345	9,918
Corporate and eliminations	(6,120)	(3,320)
Earnings before interest and income taxes	$25,225	$6,598

CONTACT:
Clearwater Paper Corporation
News Media
Matt Van Vleet, 509-344-5912
Investors
Doug Spedden, 509-344-5906